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                                                                     EXHIBIT 15





TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the three-month and six-month periods ended June 30, 2003 and 2002, as indicated in our report dated August 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statements Nos. 333-37652, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01, 333-71004-02, 333-84418,
333-84418-01 and 333-84418-02 on Form S-3 and Registration Statements Nos. 333-32833, 333-32837, 333-32843, 333-45657, 333-46671, 333-79627 as amended by
Post Effective Amendment No. 1 thereto, 333-93183, 333-62016, 333-62014,
333-86640, 333-92260 and 333-105133 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE  LLP

Dallas, Texas
August 12, 2003